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                                                      MagneTek, Inc.
                                       Computation of Earnings Per Common Share
                                       ----------------------------------------



                                                      FISCAL YEAR
                                         --------------------------------------
                                           1997          1996          1995
(in thousands, except per share amounts)

PRIMARY:

  Weighted average shares outstanding      25,741       24,698         24,453

  Dilutive stock options based upon
     the treasury stock method using
     the average market price                 637          224            300
                                          -------      -------       --------
  Total                                    26,378       24,922         24,753
                                          -------      -------       --------
                                          -------      -------       --------

Net Earnings                               24,075       94,164         $2,276
                                          -------      -------       --------
                                          -------      -------       --------
Per Share Earnings                          $0.91       ($3.78)         $0.09
                                          -------      -------       --------
                                          -------      -------       --------

FULLY DILUTED:

  Weighted average shares outstanding      28,259       24,714         24,680

  Dilutive stock options based upon
     the treasury stock method
     using the year-end market price,
     if higher than average market
     price                                    700          224            300

  Effect of Convertible debt to equity      2,474        4,688          4,688
                                          -------      -------       --------
  Total                                    31,433       29,626         29,668
                                          -------      -------       --------
                                          -------      -------       --------

Earnings                                  $24,075     ($94,164)        $2,276
Add: Interest savings on Convertible       $3,542       $3,540         $3,480
  debt after tax
                                          -------      -------       --------
Net Earnings                              $27,617     ($90,624)        $5,756
                                          -------      -------       --------
                                          -------      -------       --------

Per Share Earnings                          $0.88         *              *
                                          -------      -------       --------
                                          -------      -------       --------

* Per share amounts on a fully diluted basis have been omitted as such amounts are anti-dilutive in relation to primary per share amounts.